Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021
News Release

TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS
LOS ANGELES – July 28, 2005 – Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenues of $303.3 million increased 27.0% compared to last year

•	Year-over-year organic revenue growth of 14.4%

•	Earnings per share of $0.47 increased 56.7% compared to last year

•	Raising 2005 earnings per share outlook
Teledyne Technologies today reported second quarter 2005 sales of $303.3 million, compared with sales of $238.9 million for the same period of 2004. Net income for the second quarter of 2005 was $16.1 million ($0.47 per diluted share), compared with net income of $9.9 million ($0.30 per diluted share) in the second quarter of 2004.
“This was an outstanding quarter for Teledyne, as we again achieved record sales and net income. We also generated double-digit organic revenue growth for the fourth consecutive quarter,” said Robert Mehrabian, chairman, president and chief executive officer. “In addition to excellent revenue growth, operating margins for the overall company and our Electronics and Communications segment remained near record levels. Furthermore, given our strong cash flow, net debt decreased slightly during the second quarter, despite the acquisition of Cougar Components on June 30.”
Review of Operations
Electronics and Communications
The Electronics and Communications segment’s second quarter 2005 sales were $176.5 million, compared with second quarter 2004 sales of $134.6 million. Second quarter 2005 operating profit was $20.8 million, compared with operating profit of $14.2 million in the second quarter of 2004.
Second quarter 2005 sales, compared with the same period of 2004, reflected revenue growth in defense electronic products, electronic instruments, electronic manufacturing services, relay products and telecommunication subsystems. The revenue growth in defense electronic products was driven by sales of traveling wave tubes, the acquisition of Reynolds Industries, Incorporated in July 2004 and the acquisition of the defense electronics business of Celeritek, Inc. in October 2004. Electronic instruments revenue was favorably impacted by the acquisition of Isco, Inc. in June 2004, partially offset by reduced sales of geophysical sensors for the energy exploration market. Electronic manufacturing services had increases in government, commercial and medical sales while revenue growth in relay products was driven by increased sales to the aviation and test and measurement equipment markets. The increase in revenue from acquisitions for the second quarter of 2005, compared with the same period of 2004, was $30.4 million. Segment operating profit was favorably impacted by acquisitions, organic sales growth and by lower pension expense, partially offset by higher LIFO reserves. Pension expense, in accordance with the pension accounting requirements of SFAS No. 87, was $1.0 million in the second quarter of 2005, compared with $1.7 million in the second quarter of 2004. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (CAS) was $0.4 million in the second quarter of 2005, compared with no allocation in the second quarter of 2004.
Systems Engineering Solutions
The Systems Engineering Solutions segment’s second quarter 2005 sales were $66.2 million, compared with second quarter 2004 sales of $57.6 million. Second quarter 2005 operating profit was $7.0 million, compared with operating profit of $7.1 million in the second quarter of 2004.
Second quarter 2005 sales, compared with the same period of 2004, reflected revenue growth in core defense, environmental and aerospace programs. The lower operating profit in the second quarter of 2005, compared with the same period of 2004, was primarily the result of increased subcontract work in our systems engineering and technical assistance (SETA) contracts which carry lower profit margins, partially offset by increased sales on other contracts. Segment operating profit included pension expense under SFAS No. 87 of $1.6 million in the second quarter of 2005, compared with no pension expense in the second quarter of 2004. Pension expense allocated to contracts pursuant to CAS was $1.8 million in the second quarter of 2005, compared with no allocation in the second quarter of 2004.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s second quarter 2005 sales were $53.0 million, compared with second quarter 2004 sales of $41.3 million. The second quarter 2005 operating profit was $3.4 million, compared with an operating loss of $0.9 million in the second quarter of 2004.
Second quarter 2005 sales, compared with the same period of 2004, reflected revenue growth in OEM piston engines, partially offset by lower aftermarket sales. Sales from turbine engines were higher due to increased sales of engines for the Improved Tactical Air-Launched Decoy (ITALD), Harpoon and Joint Air-to-Surface Standoff Missile (JASSM) programs. Segment operating profit was favorably impacted by higher sales, partially offset by higher warranty expense and higher LIFO reserves. Segment operating profit also included pension expense, under SFAS No. 87 of $0.3 million in the second quarter of 2005, compared with $0.4 million for the second quarter of 2004.

Energy Systems
The Energy Systems segment’s second quarter 2005 sales were $7.6 million, compared with second quarter 2004 sales of $5.4 million. Second quarter 2005 operating profit was $0.5 million, compared with $0.2 million for the second quarter of 2004.
The increase in second quarter 2005 sales resulted from the timing of multi-year government contracts which were awarded in 2003 for fuel cell and thermoelectric power generator work and an increase in commercial hydrogen generator sales. Segment operating profit was favorably impacted by higher sales. Segment operating profit also included pension expense, under SFAS No. 87 of $0.1 million in the second quarter of 2005, compared with no pension expense for the second quarter of 2004. Pension expense allocated to contracts pursuant to CAS was $0.1 million in the second quarter of 2005, compared with no allocation in the second quarter of 2004.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $29.7 million for the second quarter 2005, compared with $18.4 million for the second quarter of 2004. The higher cash provided by operating activities in 2005, compared with 2004, was primarily due to higher net income and reduced working capital requirements, partially offset by higher pension contributions. Free cash flow (cash from operating activities less capital expenditures) was $25.6 million for the second quarter of 2005, compared with free cash flow of $15.7 million for the same period of 2004. On June 30, 2005, Teledyne Technologies completed the acquisition of the stock of Cougar Components Corporation for a purchase price of $26.5 million. The acquisition was funded primarily from borrowings under the $280.0 million credit facility. At July 3, 2005, total debt was $69.7 million, which includes $65.0 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $12.3 million at July 3, 2005. Capital expenditures for the second quarter of 2005 were $4.1 million, compared with $2.7 million for the second quarter of 2004. Depreciation and amortization expense was $6.1 million for the second quarter of 2005 and $5.8 million for the second quarter of 2004.

Free Cash Flow (a)	Second	Second
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2005	2004
Cash provided by operating activities	$29.7	$18.4
Capital expenditures	(4.1)	(2.7)

Free cash flow	$25.6	$15.7

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures. Free cash flow provides supplemental information to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Pension
Pension expense for the second quarter of 2005 was $3.1 million, compared with pension expense of $2.2 million for the same period of 2004 in accordance with the pension accounting requirements of SFAS No. 87. Pension expense allocated to contracts pursuant to CAS was $2.3 million in the second quarter of 2005, compared with no allocation in the second quarter of 2004. Under one of its spin-off agreements, after November 29, 2004, the company is able to charge pension costs to the U.S. Government under certain government contracts. Pension expense determined under CAS can generally be recovered through the pricing of products and services to the U.S. Government.
Income Taxes
The effective tax rate for the second quarter of 2005 was 37.7% compared with an effective tax rate of 39.6% for the second quarter of 2004.
Other
Corporate expense for the second quarter of 2005, compared with the second quarter of 2004, was impacted by higher compensation expense and greater professional fee expenses which include increased costs related to Sarbanes-Oxley Act Section 404 compliance and auditing efforts. Interest expense, net of interest income, was $0.9 million in the second quarter of 2005, compared with $0.3 million for the second quarter of 2004 and reflected higher average outstanding debt levels.
Outlook
Based on its current outlook, the company’s management believes that third quarter 2005 earnings per share will be in the range of approximately $0.36 to $0.38. The full year 2005 earnings per share outlook is expected to be in the range of approximately $1.67 to $1.71. The company’s estimated effective income tax rate for 2005 is 37.6%.
The company’s 2005 outlook reflects anticipated sales growth in defense electronics and instrumentation businesses, primarily due to the full-year effect of the company’s 2004 acquisitions. The company’s management also expects revenue in its Systems Engineering segment to have peaked in the first quarter of 2005, due in part to favorable timing on certain chemical weapons demilitarization programs and the company’s systems engineering and technical assistance contract with the U.S. Army. In addition, revenues in the company’s Energy Systems segment and its military turbine engine business are expected to be lower in the second half of 2005 compared with the second half of 2004.
The full year 2005 earnings outlook includes approximately $12.7 million ($0.23 per share) in pension expense under SFAS No. 87, or $3.4 million ($0.06 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2004 earnings included $8.7 million ($0.16 per share) in pension expense under SFAS No. 87, or $8.2 million ($0.15 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in pension expense reflects, in part, the ability to recover pension cost from the government in 2005, partially offset by increased pension liability due to a reduction in the discount rate assumption for the company’s defined benefit plan. The company’s assumed discount rate is 6.25% in 2005, compared with 6.5% in 2004.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share Based Payment” (“SFAS No. 123R”) that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. SFAS No. 123R must be adopted in the first quarter of 2006, however, early adoption is allowed. If the company had elected to adopt SFAS No. 123R in the third quarter of 2005, stock option expense was expected to have reduced pretax earnings by $2.6 million ($0.05 per share) in the second half of 2005. The company currently plans to adopt SFAS No. 123R in the first quarter of 2006. As a result, the current 2005 earnings per share outlook has been revised to exclude $0.05 per share in stock option expense.
EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2005 Full Year Outlook		2004 Results	2003 Results
	Low	High	Actual	Actual
Earnings per share (excluding net pension				$
expense and income tax benefit)	$1.73	$1.77	$1.39	0.97
Pension expense – SFAS No. 87	(0.23)	(0.23)	(0.16)	(0.13)
Pension expense – CAS	0.17	0.17	0.01	—

Earnings per share (excluding income tax benefit)	1.67	1.71	1.24	0.84
Income tax benefit	—	—	—	0.07

Earnings per share – GAAP	$1.67	$1.71	$1.24	$0.91

(a)	The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the financial results and trends of ongoing operations. The table facilitates comparisons with prior periods and reflects a measurement management uses to analyze financial performance.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, pension matters and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications, commercial aviation and energy exploration markets, funding, continuation and award of government programs, changes in insurance expense, customers’ acceptance of piston engine price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies’ growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including our recent acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10-K and Form 10-Q. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 28, 2005. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, July 28, 2005.

Investor Contact:	Jason VanWees (310) 893-1642

Media Contact:	Robyn McGowan (310) 893-1640
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TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JULY 3, 2005 AND JUNE 27, 2004
(Unaudited — In millions, except per share amounts)

	Second	Second	Six	Six
	Quarter	Quarter	Months	Months
	2005	2004	2005	2004
Net sales	$303.3	$238.9	$600.8	$458.5
Costs and expenses:
Costs of sales	220.0	178.3	434.5	346.6
Selling, general and administrative expenses	56.6	43.9	116.0	85.6

Total costs and expenses	276.6	222.2	550.5	432.2

Income before other income and (expense) and taxes	26.7	16.7	50.3	26.3
Other income (expense)(a)	—	0.1	2.5	0.3
Interest expense, net	(0.9)	(0.3)	(1.7)	(0.4)

Income before income taxes	25.8	16.5	51.1	26.2
Provision for income taxes	9.7	6.6	19.2	10.4

Net income	$16.1	$9.9	$31.9	$15.8

Diluted earnings per common share	$0.47	$0.30	$0.93	$0.48

Weighted average diluted common shares outstanding	34.5	33.2	34.5	33.2

(a)	The first six months of 2005 includes the first quarter receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.
TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE AND SIX MONTHS ENDED JULY 3, 2005 AND JUNE 27, 2004
(Unaudited — In millions)

	Second	Second	Six	Six
	Quarter	Quarter	Months	Months
	2005	2004	2005	2004
Net sales:
Electronics and Communications	$176.5	$134.6	$350.0	$251.0
Systems Engineering Solutions	66.2	57.6	136.7	112.2
Aerospace Engines and Components	53.0	41.3	99.4	84.2
Energy Systems	7.6	5.4	14.7	11.1

Total net sales	$303.3	$238.9	$600.8	$458.5

Operating profit (loss) and other segment income:
Electronics and Communications	$20.8	$14.2	$40.9	$22.2
Systems Engineering Solutions	7.0	7.1	14.5	13.2
Aerospace Engines and Components(a)	3.4	(0.9)	6.7	(1.6)
Energy Systems	0.5	0.2	1.0	0.5

Segment operating profit	$31.7	$20.6	$63.1	$34.3
Corporate expense	(5.0)	(3.9)	(10.3)	(8.0)
Other income (expense)(a)	—	0.1	—	0.3
Interest expense, net	(0.9)	(0.3)	(1.7)	(0.4)

Income before income taxes	25.8	16.5	51.1	26.2
Provision for income taxes	9.7	6.6	19.2	10.4

Net income	$16.1	$9.9	$31.9	$15.8

(a)	The first six months of 2005 includes the first quarter receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. This amount is included as part of other income on the income statement table above.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
JULY 3, 2005 AND JANUARY 2, 2005
(Current period unaudited – In millions)

	July 3,	January 2,
	2005	2005(a)
ASSETS
Cash and cash equivalents	$12.3	$11.4
Accounts receivable, net	165.0	141.7
Inventories, net	108.9	97.7
Deferred income taxes, net	29.7	26.8
Prepaid expenses and other assets	9.3	9.3

Total current assets	325.2	286.9

Property, plant and equipment, net	95.9	93.3
Deferred income taxes, net	28.7	28.3
Goodwill and acquired intangible assets, net	199.9	190.6
Other assets, net	27.0	25.7

Total assets	$676.7	$624.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$64.6	$62.3
Accrued liabilities	94.2	97.0
Current portion of long-term debt and capital leases	1.0	3.2

Total current liabilities	159.8	162.5

Long-term debt and capital lease obligation	68.7	74.4
Other long-term liabilities	146.2	125.8

Total liabilities	374.7	362.7
Total stockholders’ equity	302.0	262.1

Total liabilities and stockholders’ equity	$676.7	$624.8

(a)	Certain amounts for the prior year-end have been changed to conform to the 2005 presentation.